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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 25, 2010
(Date of earliest event reported)

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-12609	PG&E CORPORATION	California	94-3234914
1-2348	PACIFIC GAS AND ELECTRIC COMPANY	California	94-0742640

One Market, Spear Tower Suite 2400 San Francisco, California 94105 (Address of principal executive offices) (Zip Code) (415) 267-7000 (Registrant's telephone number, including area code)	77 Beale Street P.O. Box 770000 San Francisco, California 94177 (Address of principal executive offices) (Zip Code) (415) 973-7000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events

Proposed Electric Distribution Reliability Program (Cornerstone Improvement Program)

On May 25, 2010, an administrative law judge at the California Public Utilities Commission (“CPUC”) released a proposed decision that, if adopted by the CPUC, would authorize Pacific Gas and Electric Company (“Utility”) to implement electric distribution reliability improvement projects and incur capital expenditures of approximately $357 million beginning in 2011 and continuing through 2013.   Although the proposed decision states that the Utility has not demonstrated the need for its proposed $2 billion six-year electric distribution reliability improvement program, it recommends a scaled-back program to implement specific elements of the Utility’s proposed program.  The proposed decision also notes that additional investment in reliability projects would be considered in the Utility’s 2014 general rate case and subsequent general rate cases.  The proposed decision recommends the adoption of the Utility’s proposal to set rates based on the adopted cost forecasts with a balancing account to accumulate any difference in revenue requirement based on recorded costs compared to the adopted forecast.   The Utility would be required to file annual reports (by January 31) to describe work performed during the previous calendar year and to include a forecast of work to be performed in the current year.

Comments on the proposed decision are due on June 14, 2010.  PG&E Corporation and the Utility are unable to predict whether the CPUC will adopt the proposed decision.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

PG&E CORPORATION

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President, Corporate Governance and Secretary

PACIFIC GAS AND ELECTRIC COMPANY

By:	LINDA Y.H. CHENG
Linda Y.H. Cheng Vice President, Corporate Governance and Secretary

Dated:           May 25, 2010